EX‑34.2

(logo) Deloitte.	Deloitte & Touche LLP Certified Public Accountants 333 Southeast Second Avenue Suite 3600 Miami, FL 33131 USA Tel: +1 305 372 3100 Fax: +1 305 372 3160 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LNR Partners, LLC

Miami Beach, Florida

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that LNR Partners, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the commercial mortgage-backed securities transactions for which the Company served as special servicer, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”) as of and for the year ended December 31, 2014, excluding criteria 1122(d)(1)(iii), (3)(i)(c), (3)(i)(d), (3)(ii), (3)(iii), (3)(iv), (4)(v), (4)(ix), (4)(x), (4)(xi), (4)(xii), (4)(xiii), (4)(xiv) and (4)(xv) which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the commercial mortgage-backed securities Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

February 23 , 2015

Member of Deloitte Touche Tohmatsu Limited

EX‑34.3

(logo) KPMG

KPMG LLP

Aon Center

Suite 5500

200 East Randolph Drive

Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined management’s assessment, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for commercial mortgage-backed securities (“CMBS”) transactions backed by pools of commercial mortgage loans and/or backed by CMBS for which the Company provides trustee, securities administration and/or paying agent services and where some or all of the offered securities for such CMBS transactions were either (a) publicly-issued pursuant to a registration statement delivered under the Securities Act of 1933, or (b) privately-issued pursuant to an exemption from registration where the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions (i) where the offered securities were issued, sponsored or guaranteed by any agency or instrumentality of the U.S. government or any government sponsored entity, and (ii) where the offered securities were issued pursuant to a transaction that closed prior to January 1, 2006 and for which the Company outsources all material servicing activities (as defined by Regulation AB) (the “CMBS Platform”) to the extent required in the related transaction agreements, in regards to the activities performed by the Company, except for the following servicing criteria:  1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performed with respect to the CMBS Platform as of and for the twelve months ended December 31, 2014 (the “Applicable Servicing Criteria”).  With respect to applicable servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(iii), management has determined that there were no activities performed during the twelve months ended December 31, 2014 with respect to the CMBS Platform, because there were no occurrences of events that would require the Company to perform such activities.  Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions defined by management as constituting the CMBS Platform.  Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States)and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing selected asset-backed transactions and securities that comprise the CMBS Platform, testing selected servicing activities related to the CMBS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, for servicing criterion 1122(d)(4)(i), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06).  As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related criterion as described in management’s Assessment of Compliance with the Applicable Servicing Criteria, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2014 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.